Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

ORAMED PHARMACEUTICALS INC.

As amended as of January 22, 2013

corrected February 8, 2013

further amended July 25, 2014

and corrected September 5, 2017

FIRST:               The name of the Corporation is:

ORAMED PHARMACEUTICALS INC.

SECOND:          The address of the Corporation's registered office in the State of Delaware is 1811 Silverside Road, in the City of Wilmington, County of New Castle, 19810.  The name of its registered agent at such address is Vcorp Services, LLC.

THIRD:              The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the laws of the General Corporation Law of the State of Delaware.

FOURTH:          The total number of shares of capital stock which the Corporation shall have authority to issue is thirty million (30,000,000) shares of Common Stock, at a par value of $0.012 per share.

FIFTH:               The name and address of the sole incorporator is as follows:

Name	Address
Nadav Kidron	Hi-Tech Park 2/5
Givat-Ram
PO Box 39098
Jerusalem 91390 Israel

SIXTH:              Unless required by law or determined by the chairman of the meeting to be advisable, the vote by stockholders on any matter, including the election of directors, need not be by written ballot.

SEVENTH:        The Corporation reserves the right to increase or decrease its authorized capital stock, or any class or series thereof, and to reclassify the same, and to amend, alter, change or repeal any provision contained in the Certificate of Incorporation under which the Corporation is organized or in any amendment thereto, in the manner now or hereafter prescribed by law, and all rights conferred upon stockholders in said Certificate of Incorporation or any amendment thereto are granted subject to the aforementioned reservation.

EIGHTH:           The Board of Directors shall have the power at any time, and from time to time, to adopt, amend and repeal any and all By-laws of the Corporation.

NINTH:             To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended, a director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of the foregoing provisions of this Article NINTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

TENTH:            1.      The Corporation shall indemnify to the maximum extent permitted by law any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, all as more fully set forth in the By-laws of the Corporation, as amended or repealed from time to time.

2.      The indemnification and other rights set forth in this Article TENTH shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

3.      Any repeal or modification of the foregoing provisions of this Article TENTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director, officer, employee or agent of the Corporation existing at the time of such repeal or modification.